EXHIBIT 11.1


              ARTERIAL VASCULAR ENGINEERING, INC. AND SUBSIDIARIES
                       COMPUTATION OF NET INCOME PER SHARE
                      (In thousands, except per share data)


                                                          Three Months Ended
                                                             September 30,
                                                       -------------------------
                                                          1997          1996
                                                       -----------    ----------
Primary
     Weighted average common shares
       outstanding                                       31,065        30,862
     Weighted average common equivalent
       shares assuming conversion of stock
       options under the treasury stock method            1,172           770

                                                        -------       -------
Shares used in per share calculation                     32,237        31,632
                                                        -------       -------

Net income                                              $ 5,710       $ 7,765
                                                        =======       =======

Net income per share                                    $  0.18       $  0.25
                                                        =======       =======


Net income per share is presented under the primary basis as the effect of dilution under the fully diluted basis is less than 3%.